Trust I

Sub-Item 77C

Results of Special meeting of Shareholders
On March 16, 2011, a Special Meeting of Shareholders was held to approve an Agreement and Plan of Reorganization by JPMorgan Trust I ("the Agreement and Plan of
Reorganization"), pursuant to which the JPMorgan Tax Aware U.S. Equity Fund (the
"Acquired Fund") will transfer all of its assets attributable to each class of its shares to the
JPMorgan Tax Aware Equity Fund (formerly JPMorgan Tax Aware Disciplined Equity
Fund) (the "Acquiring Fund") and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund. The Acquired Fund would then distribute to its shareholders the portion of the shares of the Acquiring Fund to which each such shareholder is entitled in the liquidation of the Acquired Fund.

The results of voting were as follows (by number of shares):

Votes For                               Votes Against                       Abstentions                           Broker Non-Votes
12,931,422.484                    13,875.233                           1,530.000                              0.000